FOR IMMEDIATE RELEASE	For More Information Contact:
November 20, 2008

Cynthia Jamison, (864) 984-8395

cjamison@palmettobank.com

The Palmetto Bank Has No Need for Government Bailout Funds

Laurens, S.C. – The Palmetto Bank announced today that its financial health does not require any government investment. The bank is sufficiently liquid and capitalized with strong asset quality and earnings. The Upstate-based bank, the fifth largest independent bank in S.C., is one of only a handful of banks that has turned a profit in 2008.

“We don’t need government funds because we are well capitalized,” said Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank. “Other banks may need government funds for capital. We don’t. We are still lending money and recently announced that our third quarter income rose by four percent from 2007. We’re as safe and reliable now as we were 102 years ago.”

The government bailout program was created to help banks by infusing them with capital.

So how has The Palmetto Bank been able to weather the financial storm that is blanketing the entire country? Simple, according to Patterson.

“Sound, fiscal responsibility and a conservative business model,” Patterson said. “Our principle interests are within the Upstate communities we serve. Our commitment to safe, sound and secure banking practices has served us well for 102 years.”

The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 29 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York. The Palmetto Bank manages $2.2 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing. For more information visit the bank’s website at www.palmettobank.com.

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